Execution Version

EIGHTH AMENDMENT

TO CUSTODIAN AGREEMENT

This Eighth Amendment to the Custodian Agreement (the “Agreement”) dated December 16, 2013 between Financial Investors Trust (the “Trust”), a management investment company organized under the laws of the State of Delaware and registered with the Commission under the Investment Company Act of 1940 (the “Fund”) on behalf of each series listed on Schedule I attached thereto, and Brown Brothers Harriman & Co., a limited partnership organized under the laws of the State of New York (“BBH” or the “Custodian”), previously amended on June 4, 2015, April 15, 2016, May 18, 2016, March 14, 2017, September 12, 2019, December 23, 2019 and again on February 9, 2021, is hereby made as of December 6, 2021.

WHEREAS, the parties are parties to the Agreement as in effect on the date hereof;

WHEREAS, the parties have agreed to add an additional series (as a Fund) to the Agreement

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are acknowledged, the parties hereto hereby agree to amend the Agreement as follows:

I.	Amendment to Schedule I

Schedule I attached to the Agreement is hereby deleted in its entirety and replaced with the attached revised Schedule I to reflect the addition of the following series as an additional Fund to the Agreement:

Grandeur Peak Global Explorer Fund

II.	Miscellaneous

1.       As amended and appended hereby, all terms and provisions of the Agreement are hereby ratified and affirmed as of the date hereof and are hereby extended to give effect to the terms hereof.

2.       Terms not otherwise defined herein shall have the definitions set forth in the Agreement.

3.       This Amendment may be executed in any number of counterparts each of which shall be deemed to be an original. This Amendment shall become effective when one or more counterparts have been signed and delivered by each of the parties. A photocopy, portable document format (PDF) or telefax of the signed and countersigned Amendment shall be acceptable evidence of the existence of the Amendment.

4.       This Amendment, the Agreement and the other agreements, documents and certificates referred to herein or therein constitute the entire understanding of the parties with respect to the subject matter hereof and thereof and supersede all prior or current understandings and agreements, whether written or oralwith respect thereto.

5.       This Amendment shall be construed in accordance the governing law and exclusive jurisdiction provisions of the Agreement.

BROWN BROTHERS HARRIMAN & CO.	FINANCIAL INVESTORS TRUST

By:	By:

Name:	Name:	Jennell Panella

Title:	Title:	Treasurer

SCHEDULE 1

to

the Custodian Agreement dated December 16, 2013

between

Financial Investors Trust on behalf of each series listed on this Schedule I

and

Brown Brothers Harriman & Co.

Effective Date of this Schedule: December 1, 2021

ALPS/Kotak India Growth Fund

Grandeur Peak Global Opportunities Fund

Grandeur Peak International Opportunities Fund

Grandeur Peak Global Reach Fund

Grandeur Peak Emerging Markets Opportunities Fund

Grandeur Peak Global Stalwarts Fund

Grandeur Peak International Stalwarts Fund

Grandeur Peak Global Micro Cap Fund

Grandeur Peak Global Contrarian Fund

Grandeur Peak US Stalwarts Fund

Grandeur Peak Global Explorer Fund

Seafarer Overseas Value Fund

Seafarer Overseas Growth and Income Fund

Rondure New World Fund

Rondure Overseas Fund